Exhibit 10.102
Execution Copy
CONFIDENTIAL TREATMENT REQUESTED
INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS IDENTIFIED BY THREE ASTERISKS, AS FOLLOWS “***”, AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
SECOND AMENDMENT TO LOAN SERVICING AGREEMENT
SECOND AMENDMENT, dated as of October 29, 2009 (this “ Second Amendment”), to the Loan Servicing Agreement, dated as of May 28, 2008, as amended by the First Amendment to Loan Servicing Agreement, dated as of February 23, 2009 (such agreement, as so amended, the “Loan Servicing Agreement”), by and among, on the one hand, Bosco Credit LLC (“Bosco”), as owner, and Franklin Credit Management Corporation, as servicer (the “Servicer”).
WHEREAS, Bosco and the Servicer desire to amend the Loan Servicing Agreement in accordance with the terms hereof.
NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:
1. Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Loan Servicing Agreement, as amended by this Second Amendment (the Loan Servicing Agreement as amended by this Second Amendment being called the “Amended Loan Servicing Agreement”) or the Loan Agreement, dated as of May 28, 2008 (the “Loan Agreement”), among the Borrowers, the Lenders party thereto, the Administrative Agent, and First City Servicing Corporation, as Surveillance Agent, as amended.
2. Amendments. Effective on the Second Amendment Effective Date (as defined below) and subject to the satisfaction of the conditions precedent set forth in Section 3 below, the parties hereto agree as follows:
2.1 Exhibit D to the Loan Servicing Agreement is amended by deleting Exhibit D in its entirety and replacing it with Exhibit D to this Second Amendment.
3. Conditions to Effectiveness. The effectiveness of this Second Amendment is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, of each of the following conditions precedent (the date such conditions are fulfilled or waived by the Administrative Agent is hereinafter referred to as the “Second Amendment Effective Date”):
(a) The representations and warranties of the Servicer and Bosco set forth herein, in Section 6 of the Loan Servicing Agreement and in each other Loan Document and certificate or other writing delivered to the Administrative Agent pursuant hereto on or prior to the Second Amendment Effective Date shall be correct in all material respects after giving effect to this Second Amendment on and as of the Second Amendment Effective Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date), and following the execution of this Second Amendment, no Default or Event of Default shall have occurred and be continuing on the Second Amendment Effective Date or would result from this Second Amendment becoming effective in accordance with its terms;

(b) Bosco and the Servicer shall have executed this Second Amendment and shall have received a counterpart to this Second Amendment;
(c) Bosco and the Servicer shall have delivered such other agreements, documents and instruments as Administrative Agent may otherwise require, all of which shall be in form and substance satisfactory to Administrative Agent and its legal counsel;
(d) Bosco shall have reimbursed Administrative Agent and Servicer for all reasonable legal and other fees incurred by Administrative Agent and Servicer in connection with the preparation of this Second Amendment; and
(e) All proceedings taken in connection with the transactions contemplated by this Second Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Administrative Agent and its counsel.
4. Representations and Warranties. Each of Bosco and the Servicer represents and warrants as follows:
(a) The execution, delivery and performance by each of Bosco and the Servicer of this Second Amendment and the performance by each of Bosco and the Servicer of the Amended Loan Servicing Agreement have been duly authorized by all necessary action by each of Bosco and the Servicer, and each of Bosco and the Servicer have all requisite power, authority and legal right to execute, deliver and perform this Second Amendment and to perform the Amended Loan Servicing Agreement.
(b) This Second Amendment and the Amended Loan Servicing Agreement are the legal, valid and binding obligations of each of Bosco and the Servicer, enforceable against each of Bosco and the Servicer in accordance with the terms thereof, except as enforcement may be limited by equitable principles (regardless of whether enforcement is sought in equity or at law) or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(c) The representations and warranties contained in Section 6 of the Amended Loan Servicing Agreement are correct after giving effect to this Second Amendment on and as of the Second Amendment Effective Date as though made on and as of the Second Amendment Effective Date (except to the extent such representations and warranties expressly relate to an earlier date.
(d) As of the date of this Second Amendment, it does not have, and hereby waives, remises and releases any claims or causes of action of any kind against the Administrative Agent, any Lender or any of their officers, directors, employees, agents, attorneys, or representatives, or against any of their respective predecessors, successors, or assigns relating in any way to any event, circumstance, action, or omission relative to any of the Loan Documents or any transaction contemplated thereby, from the beginning of time through the date of this Second Amendment.

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5. Reference to and Effect on Loan Documents.
(a) Upon the effectiveness of this Second Amendment pursuant to Section 3 hereof, on and after the Second Amendment Effective Date, each reference to the Loan Servicing Agreement or the other Loan Documents shall mean and be a reference to the Loan Servicing Agreement and the other Loan Documents, respectively, as amended hereby.
(b) The execution, delivery and effectiveness of this Second Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders nor constitute a waiver of any provision of any of the Loan Documents, or any other documents, instruments and agreements executed and/or delivered in connection therewith.
6. Miscellaneous.
(a) Continued Effectiveness of the Loan Servicing Agreement. Except as otherwise expressly provided herein, the Loan Servicing Agreement, as amended hereby, and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Second Amendment Effective Date all references in the other Loan Documents to the “Loan Servicing Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Servicing Agreement shall mean the Amended Loan Servicing Agreement.
(b) Counterparts. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Second Amendment by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Second Amendment.
(c) Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose.
(d) Costs and Expenses. Bosco agrees to pay on demand all reasonable fees, costs and expenses (including reasonable legal fees and expenses) of the Administrative Agent, Servicer and the Lenders in connection with the preparation, execution and delivery of this Second Amendment.
(e) Amendment as Loan Document. Bosco and the Servicer hereby acknowledge and agree that this Second Amendment constitutes a “Loan Document” under the Loan Agreement. Accordingly, it shall be an Event of Default under the Loan Agreement if any representation or warranty made by Bosco or the Servicer under or in connection with this Second Amendment shall have been untrue, false or misleading in any material respect when made.

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(f) Governing Law. This Second Amendment shall be governed by the laws of the State of New York.
(g) Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SECOND AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.
[Remainder of this Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed and delivered as of the date first above written.

FRANKLIN CREDIT MANAGEMENT CORPORATION
By:	/s/ Kevin Gildea
	Name:	Kevin Gildea
	Title:	Chief Legal Officer

Signature Page to
Second
Amendment
to Loan Servicing
Agreement

BOSCO CREDIT LLC
By:	/s/ Thomas Axon
	Name:	Thomas Axon
	Title:	Managing Member

Signature Page to
Second
Amendment
to Loan Servicing
Agreement

STATE OF NEW JERSEY	)
	)	ss:
COUNTY OF HUDSON	)
On the 28th day of October, 2009 before me, a Notary Public in and for said State, personally appeared Kevin Gildea, known to me to be Chief Legal Officer of Franklin Credit Management Corporation the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.
IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

/s/ Donna M. Bonfiglio
Notary Public
My Commission expires February 25, 2011

Signature Page to
Second
Amendment
to Loan Servicing
Agreement

STATE OF NEW JERSEY	)
	)	ss:
COUNTY OF HUDSON	)
On the 28th day of October, 2009 before me, a Notary Public in and for said State, personally appeared Thomas Axon, known to me to be Managing Member of Bosco Credit LLC the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.
IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

/s/ Donna M. Bonfiglio
Notary Public
My Commission expires February 25, 2011

Signature Page to
Second
Amendment
to Loan Servicing
Agreement

EXHIBIT D
SERVICING FEE SCHEDULE
AMOUNT OF SERVICING FEE.
In return for services rendered by Franklin Credit for the Owner, Franklin Credit will be compensated with a monthly servicing fee for each month equal to the sum of (x) the greater of $50,000 or the amounts determined pursuant to paragraphs I and II below and (y) any amounts arising under paragraph III below.
Servicing:
I.	For Mortgage Loans less than 180 days contractually past due, Servicing Fees:
a)	Franklin Credit will be paid a monthly servicing fee at a Servicing Fee Rate equal to (x) the highest daily aggregate outstanding principal balance of such Mortgage Loans serviced by the Servicer for the previous month), times (y) ***, divided by (z) twelve. Each month the Servicer will retain or receive an amount equal to such servicing fee.

b)	Franklin Credit will be paid ***, of the amount of each principal payment indefeasibly collected, in each instance of the Mortgage Loans serviced by Servicer for the Owner pursuant to the Loan Servicing Agreement.
II.	Other Fees
A.	For Mortgage Loans less than 180 days contractually past due, Ancillary Fees paid by borrowers to be retained by Franklin Credit (income derived from Mortgage Loans):
a.	Subordination fees

b.	Insufficient fund fees

c.	Late Payment Fees

d.	Prepayment Penalty Fees

e.	Release Fees

f.	Satisfaction fees

g.	All other incidental fees and charges received by Franklin Credit
B.	For all Mortgage Loans, Loan Level Charges:
a)	Loan Set Up Fee: $*** per Mortgage Loan

b)	Deboarding Fee: $*** per Mortgage Loan (exclusive of out of pocket transfer related expenses)
C.	For all Mortgage Loans 180 or more days contractually past due, Resolution Fees:

Recovery Collection
(judgments and unsecured loans)	*** of recovered amount per loan
III.	For all Mortgage Loans, Servicing Advances and Door Knock fees:

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A. Servicing Advances: Third party charges (e.g., force place insurance, credit reports, title searches, tax searches, appraisal/ bpo, legal fees, reo maintenance, taxes, insurance etc.) + Advances reimbursed to Franklin Credit.
B. Face to Face “Door Knock” field contact services: Upon request, at a fee to be negotiated by the parties in good faith, and subject to the terms and conditions of a separate written agreement mutually acceptable to the parties.
With respect to subparagraphs A and B, above, the Owner and Servicer agree and acknowledge that Servicer will not or be required to perform any Face to Face “Door Knock” field contact services or make any Servicing Advances that individually or in the aggregate would result in a cost or expense to the Owner of more than $10,000 per month, without the prior written consent and approval of the Lenders.
DEFERRAL OF A PORTION OF SERVICING FEE.
To the extent the amounts included in the Servicing Fee by virtue of paragraphs I and II above for any month exceeds the greater of (x) $50,000 or (y) 10% of the total cash collected on the Mortgage Loans for such month (the Monthly Cap”), payment of the excess amount shall be deferred (without accruing interest during the period of deferral). The cumulative amounts deferred, if any, shall be paid (i) with the payment of the Servicing Fees for any month in which the applicable Monthly Cap exceeds the Servicing Fees otherwise payable, up to the amount of such excess, and (ii) to the extent not previously paid, on the date on which any of the Notes under the Loan Agreement, is repaid, refinanced, released, accelerated, or the amounts owing thereunder increased (other than by accrual or capitalization of interest), provided, however, that if the deferred Servicing Fees become payable by reason of acceleration of the Notes, the Lenders’ right to payment under such Notes shall be prior in right of payment to Servicer’s rights to such deferred Servicing Fees. Any Servicing Fees deferred prior to the date of this Second Amendment shall be subject to payment in accordance with the terms of this paragraph.

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